UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2020

Acadia Healthcare Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35331	45-2492228
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification Number)

6100 Tower Circle, Suite 1000 Franklin, Tennessee	37067
(Address of principal executive offices	(Zip Code)

(615)861-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ACHC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 24, 2020, Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), entered into an Indenture, dated as of June 24, 2020 (the “Indenture”), by and among the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), in connection with the sale and issuance of $450 million aggregate principal amount of 5.500% Senior Notes due 2028 (the “Notes”) to BofA Securities, Inc. and certain other initial purchasers in a private offering (the “Offering”) exempt from registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Company will use the net proceeds from the Offering, together with cash on hand, to redeem in full its outstanding 6.125% Senior Notes due 2021 (the “2021 Notes”) and 5.125% Senior Notes due 2022 (the “2022 Notes”) and to pay related fees and expenses in connection therewith.

The Notes will mature on July 1, 2028 and bear interest at a rate of 5.500% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2021. The Notes are the Company’s senior unsecured obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Guarantors.

The Company may redeem the Notes on or after July 1, 2023 at the redemption prices specified in the Indenture, plus accrued and unpaid interest thereon, to, but excluding, the redemption date. In addition, the Company may redeem up to 40% of the Notes prior to July 1, 2023, with the net cash proceeds from certain equity offerings, at a redemption price equal to 105.500% of the principal amount thereof, plus accrued and unpaid interest thereon, to, but excluding, the redemption date. The Company may also redeem some or all of the Notes prior to July 1, 2023 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest thereon, to, but excluding, the redemption date, plus an applicable “make-whole” premium.

The Indenture contains covenants that, subject to certain qualifications and exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional indebtedness; (ii) create liens; (iii) pay dividends or make distributions in respect of capital stock; (iv) purchase or redeem capital stock; (v) make investments or certain other restricted payments; (vi) sell assets; (vii) enter into transactions with stockholders or affiliates; and (viii) effect a consolidation or merger. The Indenture also provides for customary events of default (subject in certain cases to customary grace and cure periods), which include payment defaults, a failure to pay certain judgments and certain events of bankruptcy and insolvency. If on any date following the issue date the Notes are rated investment grade (as more fully described in the Indenture), certain covenants, including with respect to restrictions on dividends, restricted payments and incurrence of indebtedness, will be suspended (for so long as the Notes maintain such rating and no event of default has occurred and is continuing).

Certain of the initial purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The descriptions of the Indenture and the Notes contained in this Current Report on Form 8-K are qualified in their entirety by reference to the complete text of the Indenture and the Notes, copies of which are filed as Exhibits 4.1 and 4.2 hereto, respectively, and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On June 10, 2020, the Company issued conditional notices of full redemption providing for the redemption in full of all of the Company’s 2021 Notes and 2022 Notes on July 10, 2020 (the “Redemption Date”), in each case at a redemption price equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date (the “Redemption Price”). On June 24, 2020, the Company satisfied and discharged the indentures governing the 2021 Notes and the 2022 Notes by irrevocably depositing with the Trustee sufficient funds equal to the Redemption Price for the 2021 Notes and the 2022 Notes and otherwise complying with the terms in the indentures relating to the satisfaction and discharge of the 2021 Notes and the 2022 Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated June 24, 2020, by and among Acadia Healthcare Company, Inc., the guarantors party thereto and U.S. Bank National Association, as Trustee.

4.2	Form of 5.500% Senior Note due 2028 (included as Exhibit A1 in Exhibit 4.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA HEALTHCARE COMPANY, INC.

Date: June 24, 2020	By:	/s/ Christopher L. Howard
Christopher L. Howard
Executive Vice President, Secretary and
General Counsel